Exhibit 10.37

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Secured Note Purchase Agreement

This Secured Note Purchase Agreement (this “Agreement”) is made as of September 2, 2011 (the “Effective Date”) by and between Cardica, Inc., a Delaware corporation (the “Company”), and Century Medical, Inc., a Japanese corporation, or its assigns (the “Purchaser”).

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the secured promissory note evidencing the Loan (as defined below) in substantially the form attached hereto as Exhibit A (the “Note) and the security agreement substantially in the form attached hereto as Exhibit B, pursuant to which the Company shall grant the Purchaser a security interest in the Collateral described therein (the “Security Agreement”).

The parties hereby agree as follows:

1.	Amount and Terms of the Secured Loan

1.1           The Loan. Subject to the terms of this Agreement, the Purchaser agrees to lend to the Company the maximum aggregate amount of four million dollars ($4,000,000) (the “Maximum Loan Amount”), and the Company shall issue the Note (the “Loan”). The Schedule to the Note shall be amended by the Purchaser to reflect the aggregate principal amount of the Loan outstanding at any particular time hereunder.

1.2           Interest on the Loan. The Loan shall bear interest on the unpaid principal amount thereof from the date made through the Maturity Date (as defined below) at a rate of five percent (5%) per annum. Interest on the Loan shall be payable quarterly in arrears on the last business day of March, June, September and December and on the Maturity Date. Interest shall be computed on the basis of a year of 365 days.

1.3           Maturity Date. The maturity date of the Loan shall be the date that is the fifth (5th) anniversary of the Initial Closing Date, unless accelerated hereunder, which shall include mandatory prepayment as described in Section 1.5(b) below (the “Maturity Date”).

1.4           Manner of Payment. The Company shall make all payments due hereunder by wire transfer of funds to an account designated by the Purchaser without setoff or counterclaim.

1.5           Prepayment.

(a)           The Company shall have the right, upon not less than ten (10) business days’ prior written notice, to prepay the outstanding Loan in whole or in part (but not in less than $1,000,000 increments) without premium or penalty.

(b)           In the event the Company obtains, in the aggregate, at least twenty-five million dollars ($25,000,000) of additional equity financing after the Effective Date (“Additional Equity Financing”), the Company shall prepay the outstanding Loan in whole, without premium or penalty, within ten (10) days of the date on which such Additional Equity Financing is received; provided, however, that equity funding to the Company under the purchase agreement with Aspire Capital Fund, LLC as described in the Company’s February 14, 2011 prospectus shall not be included in calculating the Additional Equity Financing. The Company shall provide notice to the Purchaser, promptly, but in any event within five (5) days, upon the Company obtaining the Additional Equity Financing.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.6           Post-Maturity and Penalty Interest. Notwithstanding anything to the contrary contained herein, if any portion of the principal amount of the Loan or any interest accrued thereon shall not be paid when due and payable, any such overdue amount shall bear interest at a rate per annum equal to twelve percent (12%).

2.	The Closings

2.1           Initial Closing Date. The initial closing of the purchase and sale of the Note (the “Initial Closing”) shall be held on the initial funding date of the Loan (the “Initial Closing Date”). On the Initial Closing Date, the Purchaser shall disburse to the Company the amount contained in the Company’s initial Funding Request delivered in accordance with Section 2.4 below (the “Initial Tranche”); provided that the amount of the Initial Tranche shall not exceed two million dollars ($2,000,000).

2.2           Additional Closings. In addition to funding the Initial Tranche, the Purchaser agrees to fund additional tranches (each an “Additional Tranche”) at additional closings (each, an “Additional Closing”) subject to and in accordance with the terms and provisions of this Agreement; provided, however, that the aggregate of all funding hereunder made at the Initial Closing and any Additional Closing shall not exceed the Maximum Loan Amount. The Initial Closing and any Additional Closing may hereafter be referred to as a “Closing” and the Initial Tranches and any Additional Tranche may hereafter be referred to as a “Tranche.”

2.3           Delivery. Subject to the provisions hereof, at each Closing the parties shall deliver the following.

(a)           The Purchaser will deliver to the Company funds in the amount of the Loan being funded at such Closing in accordance with Section 2.4, below.

(b)           The Company shall deliver to the Purchaser: (i) the Note (at the Initial Closing only); (ii) a Funding Request; (iii) a certificate signed by the Chief Executive Officer of the Company and dated as of the date of such Closing certifying that the conditions specified in Section 6.1 (with respect to the Initial Closing) or Section 6.2 (with respect to an Additional Closing), have been satisfied; and (iv) the Company shall execute and deliver such other documents as the Purchaser shall reasonably require.

2.4           Mechanics of Funding the Loan.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)           Whenever the Company desires that the Purchaser fund all or any portion of the Loan pursuant to the terms hereof, it shall deliver to the Purchaser a written notice (a “Funding Request”).

(b)           The Company shall indicate in the Funding Request the amount it desires the Purchaser to fund; provided, however, that the minimum amount of any Funding Request by the Company shall be $1,000,000, unless less than $1,000,000 is available, in which case the minimum amount shall be such lesser amount left to be drawn down to reach the Maximum Loan Amount.

(c)           Subject to Section 2.5 below, within ten (10) business days following a Funding Request, the Purchase shall fund such Tranche upon satisfaction of the other conditions contained in Section 6 hereof.

(d)           The Company may not deliver a Funding Request more than once in any thirty (30) day period, and the Purchaser shall not be obligated to honor any such excess Funding Request(s).

2.5           Termination of Commitment. The Purchaser’s obligation to fund any portion of the Loan under this Agreement shall terminate on December 31, 2012; provided, however, that in the event the Purchaser receives a valid Funding Request prior to December 31, 2012, subject to the satisfaction of the other conditions contained in Section 6 hereof, the Purchaser shall fund the relevant Tranche in accordance with Section 2.4 above, even after December 31, 2012. For the purposes of clarity, the Purchaser shall not be obligated to honor any Funding Request received on December 31, 2012 or later.

2.6           Expenses. The Company agrees to pay duplicating and printing costs and charges for shipping the Note, adequately insured, to the Purchaser at such place as the Purchaser may designate, and all reasonable expenses of the Purchaser (including, without limitation, reasonable attorneys’ fees) relating to any proposed or actual amendment, waivers or consents, including, without limitation, any proposed or actual amendments, waivers or consents resulting from any work-out, re-negotiations or restructuring relating to the performance by the Company of its obligations under this Agreement and the Note. The Company agrees to protect and indemnify the Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any person (other than any person engaged by the Holder (as defined in the Note)) in connection with the transactions contemplated by this Agreement.

3.	Representations And Warranties of the Company

A Schedule of Exceptions is attached hereto as Exhibit C (the “Schedule of Exceptions”). Except as set forth on the Schedule of Exceptions delivered to the Purchaser on the Effective Date, the Company hereby represents and warrants to the Purchaser as follows:

3.1           Organization; Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as now proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business, operations, assets, liabilities, condition (financial or otherwise), or results of operations (a “Material Adverse Effect”).

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2           Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement, the Security Agreement, the Note and any other document provided for herein or by any of the foregoing (collectively, as the same may from to time be amended, modified, supplemented or restated, the “Loan Documents”) and to carry out and perform its obligations under the terms of the Loan Documents.  For the avoidance of doubt, “Loan Documents” shall not include the Distribution Agreement (as defined below).

3.3           Authorization. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of the Loan Documents by the Company and the performance of the Company’s obligations thereunder has been taken or will be taken prior to the Initial Closing, and shall not have been rescinded. The Loan Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to equitable principles, bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The issuance of the Note pursuant to the provisions of this Agreement will not give rise to any preemptive rights or rights of first refusal granted by the Company, and the Note will be issued in compliance with all applicable federal and state securities laws, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders through no action of the Company.

3.4           Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or other arrangement.

3.5           Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) has been set forth in the SEC Reports (as defined below) and has changed since the latest date covered by such SEC Reports only to reflect issuances pursuant to facilities disclosed in the SEC Reports, stock option exercises and grants and warrant exercises that have not, individually or in the aggregate, had a material effect on the issued and outstanding capital stock, options and other securities. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. The rights, privileges and preferences of all of the Company’s capital stock are as stated in the Company’s certificate of incorporation or bylaws, a copy of which has been provided to counsel to the Purchaser. Except as set forth in the SEC Reports, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company, or to the best knowledge of the Company, from any of its shareholders, of any capital stock of the Company. The Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company, there is no agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security of the Company. Except as set forth in the SEC Reports, no agreement between the Company and any holder of any securities or rights to purchase securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as a result of: (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of units or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.6           No Conflicts. The execution, delivery and performance by the Company of the Loan Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Note) do not and will not (i) conflict with or violate any provisions of the Company’s certificate of incorporation or bylaws or otherwise result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject or decree (including federal and state securities laws and regulations and the rules and regulations, assuming the correctness of the representations and warranties made by the Purchaser, of any self regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected), except in the case of clause (iii) such as would not, individually or in the aggregate, have a Material Adverse Effect.

3.7           Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority or other third party, required on the part of the Company in connection with the valid execution and delivery of the Loan Documents or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Initial Closing.

3.8           Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as currently conducted as described in the SEC Reports, including without limitation the Food and Drug Administration (the “FDA”), except where the failure to possess such permits, individually or in the aggregate, has not and would not have, individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and (i) the Company has not received any notice of proceedings relating to the revocation or modification of any such Material Permits and (ii) the Company is unaware of any facts or circumstances that the Company would reasonably expect to give rise to the revocation or modification of any Material Permits.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.9           SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for twelve (12) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of the date hereof, the Company is not aware of any event occurring on or prior to the Initial Closing (other than the transactions contemplated by the Loan Documents) that requires the filing of a Form 8-K after the Initial Closing. As of their respective filing dates, or to the extent corrected by a subsequent amendment, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.10           Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by generally accepted accounting practices in the United States (“GAAP”), and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.11           Material Contracts. Each of the Material Contracts to which the Company is a party or to which the property or assets of the Company is subject has been filed as an exhibit to the SEC Reports. The Material Contracts to which the Company is a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable by and against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors’ rights generally, and general equitable principles relating to the availability of remedies, except as rights to indemnity or contribution may be limited by federal or state securities laws. “Material Contract” means any contract of the Company that has been filed or was required to have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

3.12           Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.13           Compliance. The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other Material Contract (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body having jurisdiction over the Company or its properties or assets, or (iii) is not or has not been in violation of, or in receipt of notice that it is in violation of, any statute, rule or regulation of any governmental authority applicable to the Company, including without limitation, all applicable rules and regulations of the FDA, and all applicable laws, statutes, ordinances, rules or regulations (including, without limitation, the Federal Food, Drug and Cosmetic Act of 1938, as amended and similar foreign laws and regulations) enforced by the FDA or equivalent foreign authorities, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

3.14           Compliance with Other Instruments. The Company is not in violation of any term of its certificate of incorporation and bylaws, as amended to date, or, to the Company’s knowledge, of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound.

3.15           Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, to the Company’s knowledge, threatened in writing (or otherwise overtly) against the Company or any of its respective properties or any officer, director or employee of the Company acting in his or her capacity as an officer, director or employee before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility which (i) adversely affects or challenges the legality, validity or enforceability of any of the Loan Documents, (ii) involves a claim of violation of or liability under any federal, state, local or foreign laws governing the Company’s operations, including without limiting the generality of the foregoing, laws regulating the protection of human health, including without limiting the generality of the foregoing, laws relating to the manufacture, processing, packaging, labeling, marketing, distribution, use, inspection, treatment, storage, disposal, transport or handling of the Company’s products, and regulated or hazardous substances, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, all as may be in effect from time to time and all successors, replacements and expansions thereof, (iii) involves injury to or death of any person arising from or relating to any of the Company’s products, or (iv) would reasonably be expected to, if there were an unfavorable decision, individually or in the aggregate, have a Material Adverse Effect. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.16           Environmental Matters. To the Company’s knowledge, the Company (i) is not in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) does not own or operate any real property contaminated with any substance that is in violation of any Environmental Laws, (iii) is not liable for any off-site disposal or contamination pursuant to any Environmental Laws, or (iv) is not subject to any claim relating to any Environmental Laws; which violation, contamination, liability or claim has had or would have, individually or in the aggregate, a Material Adverse Effect; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

3.17           Employees and Labor. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable equal employment opportunity laws and with other laws related to employment. The Company is not aware that any officer or key employee of the Company intends to terminate his or her employment with the Company and the Company does not currently intend to terminate any such person. The Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, and the Company is not nor has it been obligated to contribute to any employee pension benefit plan that is or was a multi-employer plan within the meaning of Section 3(37) of such act.

3.18           Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent in the businesses and locations in which the Company is engaged. The Company has not received any notice of cancellation of any such insurance, nor does the Company have any knowledge that it will be unable to renew its existing insurance coverage for the Company as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.19           Tax Matters. The Company (i) has prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not have a Material Adverse Effect.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.20           Intellectual Property. The Company owns or possesses sufficient legal rights to all Proprietary Assets (as defined below) used by it in connection with the Company’s business, which represent all intellectual property rights necessary to the conduct of the Company’s business as now conducted and as presently contemplated to be conducted (collectively, the “Company Proprietary Assets”), without any conflict with, or infringement of, the rights of others. The transactions contemplated by the Loan Documents will have no adverse effect on the Company’s rights in and to the Company Proprietary Assets. There are no outstanding options, licenses or agreements of any kind relating to the Company Proprietary Assets, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Proprietary Assets of any other person or entity, with the exception of the Licenses set forth in Exhibit C, the Schedule of Exceptions (collectively referred to as the “Existing License Agreements”).

To its knowledge and belief, the Company is not infringing, misappropriating or making any unlawful use of and has not at any time infringed, misappropriated or made any unlawful use of, any Proprietary Assets of any other person, corporation or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the Proprietary Assets of any other person or entity. To the Company’s knowledge, no other person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any of the Company Proprietary Assets. The Company has not received any notice to the effect that any patents or registered trademarks, service marks or registered copyrights held by the Company are invalid or not subsisting. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all the Company Proprietary Assets not otherwise protected by patents, patent applications or copyright. The Company is not a party to any non-competition or other similar restrictive agreement or arrangement relating to any business or service anywhere in the world. As used in this Agreement, “Proprietary Assets” means any patent, patent application, invention disclosure, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, domain name, copyright (whether registered or unregistered), copyright application, moral rights, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, invention (whether patentable or not), design, algorithm, process blueprint, engineering drawing, product, technology, intellectual property right or intangible asset owned, possessed or controlled on a proprietary basis.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.21           Title to Assets. The Company does not own any real property. The Company has good and marketable title to all tangible personal property owned by it which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

3.22           Material Changes. Since the date of the latest financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or to be disclosed in filings made with the Commission, (iii) the Company has not mortgaged, pledged, transferred a security interest in, or allowed a lien to be created, with respect to any of its material properties or assets, except for Permitted Liens (as defined in the Security Agreement), (iv) the Company has not sold, assigned or transferred any Company Proprietary Assets except in the ordinary course of business as it may exist from time to time, (v) the Company has not materially altered its method of accounting or the manner in which it keeps its accounting books and records, (vi) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), (vii) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued in the ordinary course as dividends pursuant to existing Company stock option or stock purchase plans or executive and director corporate arrangements disclosed in the SEC Reports and (viii) there has not been any material change or amendment to, or any waiver of any material right under, any Material Contract under which the Company or any of its assets is bound or subject. Except for the issuance of the Note contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one trading day prior to the date that this representation is made.

3.23           Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, except as contemplated by the Loan Documents or set forth in the SEC Reports.

3.24           Full Disclosure. None of the Loan Documents, or the schedules and exhibits hereto and thereto, contain any untrue statement of a material fact nor, to the best of the Company’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.25           Sarbanes-Oxley; Disclosure Controls. To the Company’s knowledge, the Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it, except where such noncompliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act).

4.	Representations and Warranties of the Purchaser

4.1           Organization; Authority. The Purchaser is an entity duly organized and validly existing under the laws of Japan with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Loan Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. Each of this Agreement and the Loan Documents has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.2           No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Loan Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

5.	Events of Default; Remedies; Covenants

5.1           Events of Default. Each of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement and the other Loan Documents:

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)           The Company fails to pay upon demand made by the Purchaser, at any time following the Maturity Date, any and all unpaid principal, accrued interest and all other amounts owing under any Loan Document;

(b)           Any representation or warranty made by the Company in any of the Loan Documents shall prove, when given, to be false or misleading in any material respect;

(c)           Except as set forth in Section 5.1(a) above, the Company breaches any covenant in, or fails to perform any obligation under, any Loan Document and has failed to cure such breach or failure within sixty (60) days after receipt of written notice of such breach or failure from the Purchaser;

(d)           (i) That certain Distribution Agreement by and between the Company and the Purchaser entered into as of the date of this Agreement (the “Distribution Agreement”) is cancelled by the Purchaser for cause pursuant to Section 13.1 of the Distribution Agreement or (ii) the Distribution Agreement terminates in accordance with Section 12.2 of the Distribution Agreement;

(e)           The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any general assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(f)           An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within forty-five (45) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(g)           Any declared default of the Company under any Indebtedness that gives the holder thereof the right to accelerate the principal and all accumulated interest amounts thereon, and the entire amount of such principal and interest amounts are in fact accelerated by the holder thereof. “Indebtedness” shall mean indebtedness for borrowed money evidenced by a promissory note or other similar agreement that provides for payment of interest based on a principal amount and includes the acceleration of payment of such principal amount upon certain events of default;

(h)           The Company’s shareholders and/or directors affirmatively vote to liquidate, dissolve, or wind up the Company or the Company otherwise ceases to carry on its ongoing business operations;

(i)           A judgment in the aggregate amount of $100,000 or more is rendered against the Company and is unsatisfied or unstayed for thirty (30) days;

(j)           If (i) a material portion of the Company’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, (ii) the Company is enjoined, restrained, or prevented by a court order or other order of a governmental body from conducting its business, or (iii) notice of lien, levy, or assessment is filed against any of the Company’s assets by any court order or other order of any governmental body and it is not paid within thirty (30) days after the Company received notice thereof; or

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(k)           If, at any time, the Security Agreement shall be unenforceable or shall not be in full force and effect, or if, at any time, the Purchaser ceases to have a valid and perfected first priority security interest in any Collateral (as defined therein) purported to be covered thereby (to the extent a security interest in any Collateral can be perfected by the filing of a financing statement with the Delaware Department of State naming the Company as debtor and the Purchaser as secured party and sufficiently indicating the Collateral).

5.2           Remedies. Except as otherwise specifically set forth in the Note, upon the occurrence of any Event of Default, and while it is continuing, all unpaid principal on the Note, accrued and unpaid interest thereon and all other amounts owing under any of the Loan Documents shall, at the option the Purchaser, and, upon the occurrence of any Event of a Default pursuant to Section 5.1(e) or (f) above, automatically, be immediately due, payable and collectible by the Purchaser pursuant to applicable law. In the event of any Event of Default, the Company shall pay all reasonable attorneys’ fees and costs incurred by the Purchaser in enforcing and collecting the Note and the other Loan Documents. No right or remedy conferred upon or reserved to the Purchaser under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now and hereafter existing under applicable law.

5.3           Other Acceleration. In the event that the Company, or the surviving entity in the event of a merger or consolidation, notifies the Purchaser within ninety (90) days of a Change in Control that it has chosen to terminate the Distribution Agreement at any time on or after the first day of Contract Year 4 (as defined in the Distribution Agreement), upon such termination becoming effective, at the option of the Purchaser, all unpaid principal on the Note, accrued and unpaid interest thereon and all other amounts owing under any of the Loan Documents shall become immediately due, payable and collectible by the Purchaser pursuant to applicable law. In the event the Note is accelerated pursuant to this Section 5.3, the Company shall pay all reasonable attorneys’ fees and costs incurred by the Purchaser in enforcing and collecting the Note and the other Loan Documents. A “Change in Control” shall mean (i) any consolidation of the Company with or merger of the Company with or into another entity, or (ii) any sale, transfer or lease of all or substantially all the assets related to the Products (as defined in the Distribution Agreement), or (iii) any event in which any person or group of persons acting in concert acquires more than fifty percent (50%) of the voting stock of the Company.

5.4           Affirmative Covenants. The Company hereby covenants and agrees with the Purchaser as follows:

(a)           As promptly as possible, the Company shall give written notice to the Purchaser of:

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)           Any litigation or administrative or regulatory proceeding affecting the Company where the amount claimed against the Company or the granting of the relief requested would have a Material Adverse Effect.

(ii)           Any substantial dispute which may exist between the Company or any governmental or regulatory authority which would have a Material Adverse Effect.

(iii)           The occurrence of any Event of Default.

(iv)           The occurrence of a Change in Control.

(v)           Any change in the location of any of the Company’s places of business or Collateral at least ten (10) days in advance of such change, or of the establishment of any new, or the discontinuance of any existing, place of business.

(vi)           Any dispute or default by the Company or any other party under any joint venture, partnering, distribution, cross-licensing, strategic alliance, collaborative research or manufacturing, license or similar agreement which would reasonably be expected to have a Material Adverse Effect.

(vii)           The date upon which the Company obtains Additional Equity Financing, in accordance with and as described in Section 1.5(b), above.

(b)           As soon as available but no later than forty five (45) days after the end of each quarter, the Company’s unaudited balance sheet as of the end of such period, and the Company’s income statement for such period and for that portion of the Company’s financial reporting year ending with such period, prepared in accordance with GAAP (except that such statements may not contain all footnotes required by GAAP) and attested by a responsible financial officer of the Company as being complete and correct and fairly presenting the Company’s financial condition and the results of the Company’s operations, subject to normal recurring and year-end audit adjustments.

(c)           Permit employees or agents of the Purchaser at such reasonable times and upon reasonable notice as the Purchaser may request, at the Company’s expense, to inspect the Company’s properties, and to examine, and make copies and memoranda of the Company’s books, accounts and records.

(d)           Use commercially reasonable efforts to comply with all material laws, rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, the Company or the Company’s business, and with all material agreements to which the Company is a party.

(e)           Pay all of the Company’s Indebtedness within a reasonable time of when such Indebtedness becomes due; pay all taxes and other governmental or regulatory assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which the Company shall maintain appropriate reserves; and timely file all required tax returns or extensions therefor.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)           Obtain and keep in force insurance in such amounts and types as is usual and customary in the type of business conducted by the Company.

(g)           Maintain and preserve the Company’s existence, present form of business, and all rights and privileges necessary or desirable in the normal course of its business; and keep all the Company’s property in good working order and condition, ordinary wear and tear excepted.

5.5           Negative Covenants. The Company hereby covenants and agrees with the Purchaser that it shall not, without the Purchaser’s prior written consent, take or authorize any of the following:

(a)           Pledge its remaining Proprietary Assets as collateral to any other creditor so long as this Agreement is valid and any amounts remain outstanding under the Note, except for Permitted Liens.

(b)           Except with contemporaneous notice to the Purchaser, the Company shall not sell, lease, transfer or otherwise dispose of any of its assets, except in the ordinary course of business, as it may exist from time to time and except for the Existing License Agreements. In the event that such a transfer also constitutes a Change in Control, the Company shall transfer to such successor entity this Agreement, the Note, and the Security Agreement to the same extent the Distribution Agreement is transferred to such successor entity.

(c)           Be indebted for borrowed money, the deferred purchase price of property, or leases which would be capitalized in accordance with GAAP; or become liable as a surety, guarantor, accommodation party or otherwise for or upon the obligation of any other Person, except:

(i)           Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit.

(ii)           Indebtedness of the Company under the Note.

(iii)           Any additional Indebtedness so long as either (i) such Indebtedness is not secured by the Collateral, or (ii) if such Indebtedness is to be secured by the Collateral then the priority of any lien securing such Indebtedness and the rights of the holder thereof to enforce remedies against the Company’s interest in the Collateral following default have been made subordinate to the liens of the Purchaser under the Security Agreement pursuant to a written subordination agreement approved by the Purchaser in its reasonable discretion.

(iv)           Any Indebtedness existing as of the Effective Date, as set forth on Section 5.5(c) of the Schedule of Exceptions.

(v)           Indebtedness secured by Liens permitted by clause (c) of the definition of Permitted Liens.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.	Conditions to Closing

6.1           Conditions to Purchaser’s Obligations at the Initial Closing. The obligation of the Purchaser to fund any Tranche of the Loan is subject to the fulfillment on or before the Initial Closing of each of the following conditions, which may be waived in writing by the Purchaser:

(a)           Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing.

(b)           Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in the Loan Documents that are required to be performed or complied with by it on or before the Initial Closing.

(c)           Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Note shall be duly obtained and effective.

(d)           Other Agreements. The Company shall have entered into the Security Agreement, attached hereto as Exhibit B as of the Initial Closing and the Distribution Agreement as of the Effective Date.

(e)           Successful Deployment in a Clinical Case. Successful deployment, in the sole discretion of the Purchaser, of the Company’s [ * ] in a clinical case, currently scheduled in Germany for [ * ], or at such other date or site as mutually agreed upon between the parties.

(f)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser’s counsel, which shall have received all such counterpart original and certified copies of such documents as it may reasonably request.

6.2           Conditions to Purchaser’s Obligations at the Additional Closings. The obligation of the Purchaser to fund any Additional Tranche of the Loan is subject to the fulfillment on or before the relevant Additional Closing of each of the following conditions, which may be waived in writing by the Purchaser

(a)           Completion of Wet Lab. Satisfactory completion, in the sole discretion of the Purchaser, of a wet lab deploying the Company’s [ * ], currently planned at the Company’s facilities for [ * ], or at such other date as mutually agreed upon between the parties.

(b)           Representations and Warranties. The representations and warranties of the Company contained in Section 3 were true on and correct in all material respects as of the Initial Closing and the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of each Additional Closing with the same effect as though such representations and warranties had been made on and as of the date of such Additional Closing.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)           Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in the Loan Documents that are required to be performed or complied with by it on or before such Additional Closing.

(d)           Events of Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Additional Closing that would constitute an Event of Default.

(e)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at each Additional Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser’s counsel, which shall have received all such counterpart original and certified copies of such documents as it may reasonably request.

(f)           Other Agreements. The Security Agreement, and the Distribution Agreement shall be in full force and effect, and the Company shall not be in breach or default of any material covenant, condition or other provision thereof beyond the applicable grace period, if any, specified therein, as of the date of each Additional Closing.

7.	Miscellaneous

7.1           Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2           Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, as applied to agreements among New York residents, made and to be performed entirely within the State of New York.

7.3           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5           Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The address for such notices and communications shall be as follows;

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to the Company:	Cardica, Inc. 900 Saginaw Drive Redwood City, California 94063 Telephone No.: (650) 364-9975 Facsimile No.: (650) 364-3134 Attention: Robert Y. Newell
With a copy to:	Cooley LLP 3175 Hanover Street Palo Alto, California 94304 Telephone No.: (650) 843-5000 Facsimile No.: (650) 849-7400 Attention: Suzanne Sawochka Hooper, Esq.
If to the Purchaser:
Century Medical, Inc.
1-11-2 Osaki, Shinagawa-ku
Tokyo 141-8588, Japan
Telephone No.: +81-3-3491-1552
Facsimile No.: +81-3-3491-0577
Attention: Mr. Shunzo Saegusa

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

With a copy to:	O’Melveny & Myers LLP Meiji Yasuda Seimei Bldg., 11F 2-1-1 Marunouchi, Chiyoda-ku Tokyo 100-0005, Japan Facsimile No.: +81-3-5293-2780 Attention: Dale Araki, Esq.

7.6           Dispute Resolution; Waiver of Jury Trial.

(a)           Arbitration. In the event there arises a dispute between the parties as to the performance or interpretation of any of the provisions of this Agreement, or as to matters related to but not covered by this Agreement, then any such dispute shall be determined finally by final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association. The place of arbitration shall be San Francisco, California and the language of the arbitration shall be English. The arbitral tribunal shall consist of a single arbitrator. If the parties shall not have agreed upon an arbitrator within fifteen (15) days of the notice of arbitration, then the Administrator of the American Arbitration Association shall appoint one. The arbitrator may hold pre-hearing conferences or adopt other procedures. Discovery may be undertaken by either party. Any dispute with regard to the scope of necessity for any discovery shall be determined by the arbitrator in the arbitrator’s discretion. Each party will bear its own cost of presenting of defending its position in arbitration. The award of the arbitrator shall be final, binding and non-appealable, and judgment may be entered thereon in any court having jurisdiction thereof. Each of the parties intends that this dispute resolution process shall be the parties’ exclusive remedy for any dispute.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)           Injunctive Relief. Notwithstanding the provisions of Section 7.6(a) above, either party may at any time seek from a court of competent jurisdiction any equitable, interim or provisional relief reasonably believed to be necessary to prevent a material diminution in the value of the Collateral or to otherwise avoid irreparable harm or injury.

(c)           Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

7.7           Amendment; Modification; Waiver. No amendment, modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser.

7.8           Indemnification; Exculpation. The Company shall pay and protect, defend and indemnify the Purchaser and the Purchaser’s employees, officers, managers, members, affiliates, correspondents, agents and representatives (other than the Purchaser, collectively “Agents”) against, and hold the Purchaser and each such Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, reasonable attorneys’ fees and costs) and other amounts reasonably incurred by the Purchaser and each such Agent, arising from (i) the matters contemplated by this Agreement or any other Loan Documents or (ii) any contention that the Company has failed to comply with any law, rule, regulation, order or directive applicable to the Company’s business; provided, however, that this indemnification shall not apply to any of the foregoing incurred solely as the result of the Purchaser’s or any Agent’s gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all of the Company’s obligations to the Purchaser pursuant to the Loan Documents.  For the avoidance of doubt, this Section 7.8 shall not apply to any claims, losses or expenses arising out of the Distribution Agreement.

7.9           Unenforceable Provisions. Any provision of any Loan Document executed by the Company which is prohibited or unenforceable in any jurisdiction, shall be so only as to such jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of any such Loan Document shall remain valid and enforceable.

7.10           Entire Agreement. This Agreement, the Exhibits hereto and the other Loan Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature page follows]

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the parties have executed this Secured Note Purchase Agreement as of the date first written above.

Company:

Cardica, Inc.

By:	/s/ Bernard Hausen

Name:	Bernard Hausen, MD

Title:	President & CEO

Purchaser:

Century Medical, Inc.

By:	/s/ Akira Hoshino

Name:	Akira Hoshino

Title:	President & CEO

Secured Note Purchase Agreement
Signature Page

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULES AND EXHIBITS

Exhibit A:  Form of Secured Promissory Note

Exhibit B:  Form of Security Agreement

Exhibit C:  Schedule of Exceptions

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Form of Secured Promissory Note

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Form of Security Agreement

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Schedule of Exceptions

In connection with the Agreement of which this Exhibit forms a part, the Company hereby delivers this Schedule of Exceptions to the Company’s representations and warranties given in the Agreement.  This Schedule of Exceptions and the information and disclosures contained herein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.  The section numbers in this Schedule of Exceptions correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Agreement where such disclosure would be appropriate and reasonably apparent.  Disclosure of any information or document herein is not a statement or admission that it is material or required to be disclosed herein.

Section 3.4

To the extent that the Existing License Agreements can be considered “other arrangements,” Cardica is a participant in those license agreements.

Section 3.5

After the date of the SEC Reports, the Company has issued an aggregate of 300,000 shares of its Common Stock to Aspire Capital Fund and an aggregate of 31,494 shares to McNicoll, Lewis & Vlak LLC (each pursuant to the arrangements disclosed in the SEC Reports).

Section 3.9

On or before September 7, 2011, the Company is required to file a Current Report on Form 8-K pertaining to executive compensation matters approved by the Board of Directors on August 31, 2011, including salary increases, fiscal year 2011 bonuses and the stock option grants referenced in the exception to Section 3.22 set forth below.

Section 3.20

The Company is a party to the following patent licenses:

An exclusive license to certain Company Proprietary Assets granted to Intuitive Surgical Operations, Inc., pursuant to that certain License Agreement dated August 16, 2010, in the field of robotics.

Exclusive licenses to certain Company Proprietary Assets granted to Cook Incorporated on December 9, 2005 and June 12, 2007, to proposed Cardica X-Port and PFO closure devices.

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

An exclusive license to certain Company Proprietary Assets granted to CardioThoracic Systems, Inc., a wholly-owned subsidiary of Guidant Corporation (now MAQUET Cardiovascular), on December 4, 2003, solely to make, have made, use, sell, have sold, and import the product designated in that license as the Heartstring aorta cutter.

Section 3.22

After the date of the SEC Reports, the Company granted options to purchase shares of the Company’s Common Stock pursuant to its 2005 Equity Incentive Plan to the Company’s executive officers.

Section 3.24

The PAS-Port® anastomosis system and the C-Port ® anastomosis system have been cleared for sale in the United States by the U.S. Food and Drug Administration (FDA).

The products designated as the Microcutter Xpress 30, the Microcutter Xpress 45, and the FleXchange in Schedule 1 of the Distribution Agreement have not been cleared for sale in the United States by the FDA.  There is no guarantee and can be no guarantee that those products will be approved for sale in the United States by the FDA at any time in the future.  Additionally, the timing and scope of the Company’s planned clinical trial related to the Microcutter Xpress 30 is uncertain.

Section 5.5(c)

Indebtedness owing to Dell Financial Services, L.L.C. pursuant to that certain revolving credit Account # 6879450204011224874, dated July 16, 2008 (as more particularly described in that Financing Statement No. 20082535548 filed on July 23, 2008 with the Delaware Department of State naming the Company as debtor and Dell as secured party).

[ * ]   = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.